EXHIBIT 99.1

NEWS RELEASE

RANGE MAKES MINOR AMENDMENT TO 10-K

FORT WORTH, TEXAS, APRIL 8, 2004...RANGE RESOURCES CORPORATION (NYSE: RRC) today filed a Form 10-K/A with the Securities and Exchange Commission amending its 10-K for the year ended December 31, 2003 which was filed on March 3, 2004. The amendment corrected certain computational errors included in the Standardized Measure footnote to the 2003 financial statements. As a result of the corrections, the Standardized Measure of the Company’s reserves at December 31, 2003 increased approximately $9 million to just over $1 billion. Certain changes were also made to the Changes in Standardized Measure table to reflect these corrections. The revisions had no impact on the previously disclosed pretax present value or proved reserve quantities which totaled $1.4 billion and 685 Bcfe as of December 31, 2003, respectively.

Commenting, John H. Pinkerton, the Company’s President, said “Given the market’s sensitivity to anything involving proved reserves, we chose to amend our 10-K despite the revisions being immaterial on an overall basis. As noted above, there has been no change in our proved reserves or their pretax present value, both of which were reported in our news release of January 26, 2004. Our operations are proceeding well. On a preliminary basis, it appears production for the first quarter will exceed our previous guidance.”

The amended 10-K/A can be found on the Company’s website at www.rangeresources.com and on the SEC’s Edgar system.

Except for historical information, statements made in this release, including those relating to production growth and future operations are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management’s assumptions and the Company’s future performance are subject to a wide range of business risks and uncertainties and there is no assurance that these goals and projections can or will be met. Any number of factors could cause actual results to differ materially from those in the forward-looking statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements. Further information on risks and uncertainties is available in the Company’s filings with the Securities and Exchange Commission, which are incorporated by reference.

RANGE RESOURCES CORPORATION (NYSE: RRC) is an independent oil and gas company operating in the Permian, Midcontinent, Gulf Coast and Appalachian regions of the United States.

2004-7

Contact:	Rodney Waller, Senior Vice President
Karen Giles
(817) 870-2601
www.rangeresources.com